ISSN 1718-8369	Exhibit 99.21

Volume 10, number 8	March 18, 2016

AT DECEMBER 31, 2015

Highlights for December 2015

—	In December, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $206 million. The balance takes into account the deposit of $82 million in the Generations Fund. Compared to last year:

	—	own-source revenue increased by $510 million, standing at $6.0 billion;

	—	federal transfers showed an increase of $41 million, reaching $1.4 billion;

	—	program spending increased by $16 million, amounting to $6.7 billion;

	—	debt service showed a decrease of $24 million, standing at $660 million.

—	On the basis of the cumulative results at December 31, 2015, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $2.0 billion, taking into account the deposit of $944 million in the Generations Fund.

—	The Economic Plan 2016-2017, tabled on March 17, projects a balanced budget for 2015-2016, including a contingency reserve of $300 million.

Summary of consolidated budgetary transactions
(millions of dollars)						(Unaudited data)
						The Québec Economic Plan
	December		April to December			2016-2017
	2014	2015	2014-2015	2015-2016	Change (%)	2015-2016	Change (%)
GENERAL FUND
Revenue
Own-source revenue	5 532	6 042	40 319	42 379	5.1	56 888	4.0
Federal transfers	1 401	1 442	12 526	12 978	3.6	17 036	1.2
Total revenue	6 933	7 484	52 845	55 357	4.8	73 924	3.3
Expenditure
Program spending	–6 683	–6 699	–48 548	–48 753	0.4	–66 460	1.7
Debt service	–684	–660	–6 144	–5 963	–2.9	–8 019	–1.6
Total expenditure	–7 367	–7 359	–54 692	–54 716	—	–74 479	1.3
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	76	86	1 015	1 351	—	887	—
Health and social services and education networks	–23	–5	–145	–18	—	–32	—
Generations Fund	96	82	847	944	—	1 431	—
Total consolidated entities	149	163	1 717	2 277	—	2 286	—
Contingency reserve	—	—	—	—	—	–300	—
SURPLUS (DEFICIT)	–285	288	–130	2 918	—	1 431	—
BALANCED BUDGET ACT							—
Deposits of dedicated revenues
in the Generations Fund	–96	–82	–847	–944	—	–1 431	—
BUDGETARY BALANCE(2)	–381	206	–977	1 974	—	—	—

Note:

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.16 of The Québec Economic Plan 2016-2017.

(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at December 31, 2015

■	Budgetary balance

For the period from April to December 2015, the budgetary balance within the meaning of the Balanced Budget Act was in surplus by $2.0 billion.

According to The Québec Economic Plan 2016-2017, a balanced budget is still expected to be achieved for fiscal 2015-2016.

■	General fund revenue

At December 31, 2015, revenue totalled $55.4 billion, an increase of $2.5 billion, or 4.8%, compared to December 31, 2014.

—	Own-source revenue stood at $42.4 billion, up $2.1 billion from the same time last year.

—	Federal transfers amounted to $13.0 billion, up $452 million compared to December 31, 2014.

■	General fund expenditure

Expenditure as of the beginning of the fiscal year totalled $54.7 billion, an increase of $24 million.

—	For the period from April to December 2015, program spending rose by $205 million, or 0.4%, reaching $48.8 billion.

	—	Spending rose primarily in the priority missions of Health and Social Services (2.8%) and Education and Culture (0.5%).

—	Debt service amounted to $6.0 billion, a decrease of $181 million compared to last year.

■	Consolidated entities

At December 31, 2015, the results of consolidated entities showed a surplus of $2.3 billion. These results included:

—	a surplus of $1.4 billion for non-budget-funded bodies and special funds;

—	an $18-million deficit for the health and social services and education networks;

—	dedicated revenues of $944 million for the Generations Fund.

■	Net financial surplus (requirements)

At December 31, 2015, the consolidated net financial requirements stood at $45 million, an improvement of $7.0 billion over last year. Net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)				(Unaudited data)
	December			April to December
	2014	2015	Change	2014-2015	2015-2016	Change
GENERAL FUND
Revenue
Own-source revenue	5 532	6 042	510	40 319	42 379	2 060
Federal transfers	1 401	1 442	41	12 526	12 978	452
Total revenue	6 933	7 484	551	52 845	55 357	2 512
Expenditure
Program spending	–6 683	–6 699	–16	–48 548	–48 753	–205
Debt service	–684	–660	24	–6 144	–5 963	181
Total expenditure	–7 367	–7 359	8	–54 692	–54 716	–24
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	76	86	10	1 015	1 351	336
Health and social services and education networks	–23	–5	18	–145	–18	127
Generations Fund	96	82	–14	847	944	97
Total consolidated entities	149	163	14	1 717	2 277	560
SURPLUS (DEFICIT)	–285	288	573	–130	2 918	3 048
Consolidated non-budgetary surplus (requirements)	–1 817	–1 378	439	–6 885	–2 963	3 922
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–2 102	–1 090	1 012	–7 015	–45	6 970
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)				(Unaudited data)
	December			April to December
Revenue by source	2014	2015	Change (%)	2014-2015	2015-2016	Change (%)

Own-source revenue excluding governmententerprises
Income and property taxes
Personal income tax	2 544	2 791	9.7	15 221	15 980	5.0
Contributions to Health Services Fund	689	723	4.9	5 220	5 311	1.7
Corporate taxes	29	352	—	1 913	2 802	46.5
Consumption taxes	1 638	1 498	–8.5	13 467	14 036	4.2
Other sources	–17	97	—	1 255	1 196	–4.7
Total own-source revenue excluding government enterprises	4 883	5 461	11.8	37 076	39 325	6.1
Revenue from government enterprises	649	581	–10.5	3 243	3 054	–5.8
Total own-source revenue	5 532	6 042	9.2	40 319	42 379	5.1
Federal transfers
Equalization	773	794	2.7	6 964	7 141	2.5
Health transfers(1)	405	427	5.4	3 630	3 886	7.1
Transfers for post-secondary education and other social programs	132	130	–1.5	1 190	1 194	0.3
Other programs	91	91	—	742	757	2.0
Total federal transfers	1 401	1 442	2.9	12 526	12 978	3.6
TOTAL	6 933	7 484	7.9	52 845	55 357	4.8
(1)

Amounts of $430 million and $389 million in health transfers were allocated in 2014-2015 and 2015-2016, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year, at $36 million and $32 million a month, respectively, and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 5.7% instead of 7.1%.

General fund expenditure
(millions of dollars)							(Unaudited data)
	December				April to December
Expenditure by mission	2014	(1)	2015	Change (%)	2014-2015	(1)	2015-2016	Change (%)
Program spending
Health and Social Services	3 267		3 395	3.9	23 969		24 644	2.8
Education and Culture	2 064		2 052	–0.6	12 915		12 982	0.5
Economy and Environment	463		363	–21.6	3 920		3 521	–10.2
Support for individuals and families	547		524	–4.2	4 786		4 673	–2.4
Administration and Justice	342		365	6.7	2 958		2 933	–0.8
Total program spending	6 683		6 699	0.2	48 548		48 753	0.4
Debt service	684		660	–3.5	6 144		5 963	–2.9
TOTAL	7 367		7 359	–0.1	54 692		54 716	—
(1)	Certain expenditures were reclassified between missions to take into account the transition to the 2015-2016 budgetary structure.

Detailed information on the transactions of consolidated entities
(millions of dollars)									(Unaudited data)
				December 2015
				Transfers	Non-	Health
			Specified	(expenditures)	budget-	and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(1)	Total	adjustments	(2)	Total
Revenue	1 082	82	255	409	2 211	—		4 039	–2 543		1 496
Expenditure
Expenditure	–994	—	–255	–409	–1 969	–5		–3 632	2 459		–1 173
Debt service	–183	—	—	—	–61	—		–244	84		–160
Subtotal	–1 177	—	–255	–409	–2 030	–5		–3 876	2 543		–1 333
SURPLUS (DEFICIT)	–95	82	—	—	181	–5		163	—		163

				April to December 2015
				Transfers	Non-	Health
			Specified	(expenditures)	budget-	and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(1)	Total	adjustments	(2)	Total
Revenue	10 554	944	706	4 486	17 680	—		34 370	–19 402		14 968
Expenditure
Expenditure	–8 151	—	–706	–4 486	–16 518	–18		–29 879	18 621		–11 258
Debt service	–1 611	—	—	—	–603	—		–2 214	781		–1 433
Subtotal	–9 762	—	–706	–4 486	–17 121	–18		–32 093	19 402		–12 691
SURPLUS (DEFICIT)	792	944	—	—	559	–18		2 277	—		2 277
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, at January 31, 2016, will be published on April 15, 2016.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.